Exhibit 99.1

Press Release

4.10.2013

Protective to Acquire MONY and Reinsure Certain Policies of MLOA for $1.06 Billion

BIRMINGHAM, Ala. — Protective Life Corporation (NYSE: PL) (“Protective”) today announced that its principal subsidiary, Protective Life Insurance Company (“Protective Life”), has signed an agreement with certain subsidiaries of AXA SA (NYSE Euronext Paris:CS) (“AXA”) to acquire MONY Life Insurance Company (“MONY”) and reinsure certain policies of MONY Life Insurance Company of America (“MLOA”).

Assuming a closing date of October 1, 2013, the purchase price paid to AXA is estimated to be approximately $1.06 billion, including statutory capital and surplus of approximately $303 million.  The total capital investment by Protective is estimated to be approximately $1.09 billion.  The transaction will be subject to customary post-closing adjustments.  Assuming an October 1, 2013 close, the transaction is expected to contribute $0.10 to $0.15 to Protective’s fully diluted earnings per share in 2013,  $0.55 to $0.65 per fully diluted share in 2014, and $0.65 to $0.75 per fully diluted share in 2015, net of integration and transition costs.

“This large, high quality, seasoned book of business presents one of the most attractive acquisition opportunities we have seen in many years.” said John D. Johns, Protective’s Chairman, President and Chief Executive Officer. “This book of business, comprised primarily of life insurance policies written prior to 2004, has a limited array of product and equity market guarantees and should produce a steady and predictable stream of earnings for many years to come.  Our ability to move forward on such an important transaction again demonstrates our company’s ability to leverage our industry-leading acquisition capabilities to create value for our shareholders.”

The transaction is expected to close in the second half of 2013 and is subject to receipt of various regulatory approvals and other customary conditions to closing. Prior to the closing, AXA will cause MONY to transfer its subsidiaries, MLOA, U.S. Financial Life Insurance Company, MONY International Holdings, LLC and MONY Financial Services, Inc., none of which are being sold to Protective as part of the acquisition, to another subsidiary of AXA. Protective plans to service the acquired business through the existing workforce and administrative platform in Syracuse, NY that is currently being used by AXA to service the business.  The benefits provided for in the acquired policies will not be impacted by the transaction.

Willkie Farr & Gallagher LLP and Barclays PLC served as advisors to Protective during the transaction and PricewaterhouseCoopers LLP provided tax advisory services.

The Company will host a brief conference call for management to discuss the transaction with analysts and professional investors on April 11, 2013 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-866-515-2914 (international callers 1-617-399-5128) and entering the conference passcode: 65217260. A recording of the call will be available from 12:00 p.m. Eastern April 11, 2013 until midnight April 25, 2013. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 60509643.

The public may access a live webcast of the call, along with a call presentation, on the Company’s website at www.protective.com.

ABOUT PROTECTIVE LIFE CORPORATION

Headquartered in Birmingham, Ala., Protective Life Corporation (NYSE:PL) is a financial services holding company.  The Company’s primary subsidiary was established in 1907 and today still exhibits the steadfast commitment to provide a valuable portfolio of protection and retirement products to millions of insured. The Company employs more than 2,300 employees with offices throughout the U.S. It has annual revenues of approximately $3.6 billion and as of Dec. 31, 2012, had assets of approximately $57.4 billion.

CONTACT:

Richard J. Bielen

Vice Chairman and Chief Financial Officer

205.268.3617

Eva Robertson

Investor Relations

205.268.3912
eva.robertson@protective.com

Forward-Looking Statements

This press release includes “forward-looking statements” that may express expectations of future events and results regarding the proposed transactions, including but not limited to statements regarding the expected benefits and costs of the proposed transactions, the ability to complete the proposed transactions, and the expected timing of the completion of the proposed transactions.  All statements that express expectations for and results of future events rather than historical facts are forward-looking statements that may involve certain risks and uncertainties.  Protective cannot give assurance that such statements will prove to be correct.  The factors that could affect the future events include, but are not limited to, general economic conditions and the following known trends and uncertainties: Protective Life may not be able to complete the transactions due to, among other things, the inability of the parties to satisfy the various closing conditions, including the receipt of required regulatory approvals; completion of the transactions may be more costly or may take longer than expected; the financing structure of the transactions may be different than currently contemplated; the actual financial results of the transactions could differ materially from Protective’s expectations and may be impacted by items not taken into account in its forecasts and/or its earnings per share calculations; and Protective Life’s expectations regarding its ability to successfully integrate and transition the acquired operations and satisfy its legal and compliance obligations in relation to the transactions may prove to be incorrect.  In addition, please refer to Part I, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results of Protective’s most recent Form 10-K; Part II, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results, of Protective’s subsequent quarterly reports on Form 10-Q; and Protective’s reports filed on Form 8-K for more information about risk factors.  Protective assumes no obligation and does not intend to update these forward-looking statements.